EXHIBIT B


                 ORION, INC. CLASS B COMMON STOCK OPTION PLAN










                                  OPAL, INC.

                       CLASS B COMMON STOCK OPTION PLAN

     1. Purpose. The Opal, Inc. Class B Common Stock Option (the "Plan") is intended (a) to provide a method whereby employees (including employees who are officers and directors) of Opal, Inc. (the "Company") and its subsidiaries who are making and are expected to continue making substantial contributions to the successful management and growth of the Company and its subsidiaries may be offered an opportunity to acquire shares of Class B Common Stock, par value $.0001 per share, of the Company (the "Class B Common Stock"), in order to acquire or increase their proprietary interests in the Company and their incentive to remain, and to advance, in the employ of the Company and its subsidiaries and (b) to attract and retain personnel of experience and ability by granting such persons an opportunity to acquire a proprietary interest in the Company. Accordingly, the Company may, from time to time, grant to such employees as may be selected in the manner hereinafter provided, incentive stock options ("Incentive Stock Options"), as defined in Section 422A of the Internal Revenue Code of 1986, as amended (the "Code"), non-qualified stock options ("Non-Qualified Stock Options") and restricted stock options ("Restricted Stock Options"), to purchase shares of Class B Common Stock of the Company on the terms and conditions hereinafter established. The Incentive Stock Options, Non-Qualified Stock Options and Restricted Stock Options are sometimes referred to herein individually as an "Option" and collectively as the "Options".

     2. Administration. The Plan shall be administered by a Stock Option Committee (the "Committee") appointed by the Board of Directors of the Company. The Committee shall consist of not fewer than three (3) "disinterested persons," as that term is defined in subparagraph (d)(3) of Rule 16b-3 ("Rule 16b-3"), as in effect from time to time under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Subject to the terms and conditions of the Plan, the Committee shall have full authority in its discretion, from time to time, and at any time, to select the employees to whom Options shall be granted, to determine the number of shares to be covered by each Option, the time at which the Option shall be granted and the terms and conditions of Option Agreements (as hereinafter defined), and, except as hereinafter provided, the Option exercise price and the term during which the Options may be exercised.

     The Board may at any time appoint or remove members of the Committee and may fill vacancies, however caused, in the Committee. The Committee shall select one of its members as its Chairman, and shall hold its meetings at such times and places as it shall deem advisable. A majority of its members shall constitute a quorum. All actions of the Committee shall be taken by a majority of its members and can be taken by written consent in lieu of a meeting. The Committee shall make such rules and regulations for the conduct of its business as it shall deem advisable.

     3. Interpretation and Amendment. The interpretation, construction or determination of any provision of the Plan by the Committee shall be final conclusive. No member of the Board of Directors or the Committee shall be liable for an action or determination made in good faith with respect to the Plan.

     The Board of Directors may, at any time, amend, alter, suspend or terminate the Plan; provided, however, that any such action shall not impair Options theretofore granted under the Plan, and provided further that without the approval of the holders of at least the majority of the voting stock of the Company voting at a duly held meeting: (a) the total number of shares of Class B Common Stock in respect of which Options may be granted shall not be increased (except as permitted by Paragraph 12); (b) the minimum option exercise price shall not changed (except as permitted by Paragraph 12); and
(c) the option period during which outstanding Options granted under the Plan may be exercised shall not be extended.

     4. Participants. Options may be granted under the Plan to key employees of the Company and its subsidiaries (including employees who are also directors or officers of the Company or its subsidiaries). Solely for the purposes of granting Restricted Stock Options under the Plan, the term "employees" shall also include consultants to the Company or any subsidiary. The term "subsidiary" shall mean "subsidiary corporation" as defined in
Section 425 of the Code. Members of the Committee shall not be eligible to participate in the Plan. No Incentive Stock Option shall be granted to an employee who, at the time the Incentive Stock Option is granted, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of capital stock of the Company or any subsidiary of the Company; provided, however, that an Incentive Stock Option may be granted to such an employee if, at the time such Incentive Stock Option is granted, the option exercise price is at least 110 percent (110%) of the fair market value of the Class B Common Stock subject to the Incentive Stock Option, and such Incentive Stock Option is by its terms not exercisable after the expiration of five (5) years from the date such Incentive Stock Option is granted.

     Subject to the preceding paragraph, receipt of stock options under any other stock option plan maintained by the Company or any subsidiary shall not, for that reason, preclude an employee from receiving Options under the Plan.

     5. Amount of Shares of Class B Common Stock. The amount of shares of Class B Common Stock which may be issued and sold pursuant to Options under the Plan from time to time shall not exceed, in the aggregate 6,167,187 shares of the Class B Common Stock of the Company, which shares of Class B Common Stock may be issued and sold pursuant to Incentive Stock Options, Non-Qualified Stock Options or Restricted Stock Options, as the Committee, in its sole discretion, may determine. The number of shares of Class B Common Stock issuable under the Plan may be increased to allow for the reissuance or disposition of shares that have been issued upon the exercise of Options granted under the Plan and reacquired by the Company in a manner not causing a reduction in the capital of the Company. The shares of Class B Common Stock reissued and sold under the Plan may be the Company's authorized but unissued shares, or shares held in the Company's treasury.

     Should any Option expire or terminate for any reason without having been exercised in full, the unsold shares covered thereby shall be added to the shares otherwise available for option hereunder.

     6. Terms and Conditions of Options. Option Agreements evidencing Options granted pursuant to the Plan shall be in such form and on such terms as the Committee shall, from time to time, approve, but subject, nevertheless, to the following terms and conditions:

          (a) The Option Agreement shall state the total number of shares of Class B Common Stock to which it relates and no fractional shares of Class B Common Stock shall be issued.

          (b) The option exercise price per share of Class B Common Stock issuable upon the exercise of an Incentive Stock Option shall not be less than one hundred percent (100%) of the fair market value of the Class B Common Stock covered by such Option at the date such Option is granted.

          (c) The option exercise price per share of Class B Common Stock issuable upon the exercise of a Non-Qualified Stock Option shall be determined by the Committee in its sole and absolute judgment.

          (d) The option exercise price per share of Class B Common Stock issuable upon the exercise of a Restricted Stock Option shall be the par value thereof.

          (e) Notwithstanding any provision of the Plan, the term of an Incentive Stock Option shall be for a period of not more than ten (10) years from the date such Incentive Stock Option is granted and the term of a Restricted Stock Option shall be for a period of not more than ten (10) years and one (1) day from the date such Restricted Stock Option is granted.

          (f) An Option must be granted within ten (10) years of the earlier of the date the Plan is adopted or the date this Plan is approved by the Company's stockholders in accordance with Paragraph 22.

     7. Issuance of Shares in Trust; Vesting of Shares; Dividends and Voting Rights.

          (a) Any other provision herein to the contrary notwithstanding, each share of Class B Common Stock with respect to which a Restricted Stock Option (or any part thereof) has been exercised by an employee who is a resident of Israel shall be issued by the Company to, and held in a trust (the "Trust") by, a trustee (the "Trustee") designated by the Board, for the benefit of such employee, until such time as such employee shall have instructed the Trustee, in writing, to release such share from the Trust; provided, however, that such share shall be so released only upon the latter of (a) two (2) years after the issuance thereof to the Trustee, or (b) the time such share is vested (as provided in Section 7(b) below); provided further that such share shall be released from the Trust only upon the full payment of the option exercise price thereof, whether by discharge of the "Note" (as hereinafter defined) or otherwise.

          (b) (i) Unless otherwise provided by the Committee in any Option Agreement, twenty five percent (25%) of the shares of Class B Common Stock covered by an Option shall vest in the employee on the first anniversary of the exercise date of such Option, and 2.0833% of such shares shall vest in such employee on the first day of each month following such first anniversary. For purposes of this Section 7(b), fractional shares shall be disregarded, and all remaining unvested shares shall vest on the last such month.

               (ii) Any other provision herein to the contrary
                    notwithstanding, if any of the following occurs at any time after the date hereof: (x) the liquidation of the Company, (y) the sale or exchange of all or substantially all of the assets of the Company, or (z) a merger or consolidation of the Company with another corporation in which the Company is not the surviving corporation or its outstanding stock is converted into cash or securities of a third party, then, in each such case, all the shares of Class B Common Stock covered by Options shall vest in the grantees thereof on the effective date of any such transaction, or the record date on which shareholders of the Company are entitled to participate in such transaction shall be determined, whichever shall first occur. Thereafter, all such shares of Class B Common Stock shall be deemed "Free Shares" (as hereinafter defined), and shall be free of any and all obligations of resale to the Company.

          (c) Employee shall be deemed to have waived his rights with respect to any and all dividends and distributions payable on, or accrued with respect to, shares of Class B Common Stock which have not yet vested as of the date such dividend or distribution is declared or made. Subject to compliance with the applicable provisions of the Israel Currency Control Law - 1978 (the "Control Law"), all dividends (in cash or in kind) payable as shares of Class B Common Stock which vest on or before the date such dividend is declared (whether or not such shares were released from the trust) shall be remitted by the Company to the employee.

          (d) To the extent shares of Class B Common Stock are entitled to vote, the Trustee shall vote all such shares which are not yet vested pursuant to Section 7(b) hereof in such manner as may be directed by a person selected by the Committee. Each Option Agreement shall include an irrevocable proxy by the employee who is a party thereto in favor of such person covering all the shares subject to such Option Agreement which are not yet vested pursuant to Section 7(b) hereof and granting such person power to vote all such shares in his discretion.

     8. Restrictions on Disposition and Obligation of Resale.

          (a) Subject to the provisions of Section 7(b)(ii) hereof, shares of Class B Common Stock acquired by an employee pursuant to the exercise of a Restricted Stock Option under the Plan shall not be sold, transferred, or otherwise disposed of and shall not be pledged or otherwise hypothecated, except as provided in this Section 8 and Section 9 herein. (Any such sale, transfer or other disposition, or any pledge or other hypothecation shall hereinafter be referred to as a "disposition"). In the event of the termination of employment for any reason except retirement with the consent of the Company or death, such shares shall, except as provided below, and except with respect to shares fully vested pursuant to Section 7(b)(ii), be offered for resale to the Company at their original acquisition price. Shares as to which the vesting period referred to in Section 7(b) above, and the obligation of resale to the Company as provided in Section 8(b) herein, have lapsed in accordance with the provisions of the Plan and the applicable Option Agreement shall be referred to as "Free Shares." Shares as to which the vesting period referred to in Section 7(b) above, and obligation of resale to the Company as provided in Section 8(b) herein, did not lapse in accordance with the provisions of the Plan and the applicable Option Agreement shall be referred to as "Restricted Shares."

          (b) In the event of the termination of employment for any reason, shares of Class B Common Stock issued to the employee pursuant to the exercise of a Restated Stock Option under the Plan, which shares have not as of the date of termination of employment, become Free Shares pursuant to Section 7(b)(ii), or as otherwise defined in Section 8(a) above, shall become subject to an obligation of immediate resale to the Company within thirty (30) days following the termination of employment. Within sixty
     (60) days following a timely delivery of such shares, the Company will compensate the employee (at the original acquisition price) for such number of shares as the Company elects to purchase and will return to the employee any shares not so purchased. Restricted Shares that are not delivered to the Company within thirty (30) days following the termination of employment shall remain subject to the restrictions against disposition, and such restrictions shall not lapse as otherwise provided in this Section 8 and in the employee's Option Agreement. Nothing in this Section 8 shall require the Company to repurchase shares issued to employees under the Plan.

          (c) Notwithstanding any of the foregoing restrictions, any Restricted Shares acquired under the Plan may at any time be pledge or otherwise hypothecated to secure borrowing by the employee to obtain the acquisition price to be paid by the employee for such shares; provided, however, that the amount of such borrowing may not exceed the acquisition price of such shares.

          (d) The provisions of this Paragraph 8 and the provisions of any Option Agreement between the Company and employee relating to the vesting period and the obligation of resale to the Company shall be applied according to their term or according to such other terms and conditions, or at such other times and dates, as the Board of Directors or the Committee may from time to time establish.

     9. Notice of Election under Section 83(b). With respect to the exercise of Non- Qualified Stock Options or Restricted Stock Options, each employee making an election under Section 83(b) of the Code and Regulations and Rulings promulgated thereunder will provide a copy thereof to the Company within thirty (30) days of the filing of such election with the Internal Revenue Service.

     10. Termination of Employment. In the event that the holder of an Option granted pursuant to the Plan shall cease to be employed by the Company or by the subsidiaries of the Company for any reason other than disability (as determined by the Committee in its sole discretion), retirement with the consent of the Company, dismissal by the Company without cause, or death, any Options granted to such holders pursuant to the Plan shall terminate immediately; provided, that the Committee may in its sole discretion determine that the holder of any Option may, if he ceases to be employed by the Company or any subsidiary as a result of his dismissal for cause (as determined by the Board of Directors in its sole discretion), exercise any Options that are exercisable by him at the time he ceases to be employed by the Company or its subsidiaries, and only to the extent such Options are exercisable as of such time, within thirty (30) days after the date he ceases to be employed by the Company or its subsidiaries. If the holder of an Option ceases to be employed by the Company or any subsidiary as a result of his disability or his retirement with the consent of the Company, then any Options that are exercisable by him at the time he ceases to be employed by the Company or its subsidiaries, and only to the extent such Options are exercisable as of such time, may be exercised by him within two (2) years after the date of disability or one (1) year after the date of retirement with the consent of the Company (as determined by the Committee), respectively. If the holder of an Option ceases to be employed by the Company or any subsidiary as result of his dismissal without cause, then any Options that are exercisable by him at the time he ceases to be employed by the Company or its subsidiaries, and only to the extent such Options are exercisable as of such time, may be exercised by him within sixty (60) days after the date he ceases to be employed by the Company or its subsidiaries.

     Solely for purposes of the Plan, the transfer of an employee from the employ of the Company to a subsidiary of the Company, or vice-versa, shall not be deemed a termination of employment.

     11. Death. If a holder of an Option shall die while in the employ of the Company or any subsidiary of the Company, his estate, personal representative or beneficiary shall have the right to exercise any Options granted to the optionholder pursuant to the Plan at any time within two (2) years from the date of his death (or within such shorter period as may be specified in the Option Agreement), in respect of the total number of Shares as to which he would have been entitled to exercise an Option at the time of his death.

     12. Stock Splits, Mergers, etc. In case of any stock split, stock dividend or similar transaction which increases or decreases the number of outstanding shares of Class B Common Stock, appropriate adjustment shall be made by the Board of Directors, whose determination shall be final, to the number of shares of Class B Common Stock which may be purchased under the Plan and the number and option exercise price per share of Class B Common Stock, which may be purchased under any outstanding Options. Without derogating from the provisions of Section 7(b)(ii), in the case of a merger, sale of assets or similar transaction which results in a replacement of the Class B Common Stock with stock of another corporation, the Company will make a reasonable effort, but shall not required, to replace any outstanding Options granted under the Plan with comparable options to purchase the stock of such other corporation, or will provide for immediate maturity of all outstanding Options, with all Options not being exercised within the time period specified by the Board of Directors being terminated.

     13. Transferability. Options are not assignable or transferable except by will or the laws of descent and distribution to the extent set forth in paragraph 11 and during an optionholder's lifetime, may be exercised only by him.

     14. Exercise of Options. An optionholder electing to exercise an Option shall give written notice to the Company of such election and of the number of shares of Class B Common Stock that he has elected to acquire. An optionholder shall have no rights of a stockholder with respect to shares of Class B Common Stock covered by his Option until after the date of issuance of a stock certificate to him (or, on his behalf, to an "Authorized Dealer" (as hereinafter defined) upon partial or complete exercise of his Option and the payment of the exercise price thereof.

     15. Written Option Agreement. Agreements granting Options under the Plan ("Option Agreements") shall be in writing, duly executed and delivered by or on behalf of the Company and the optionholder and shall contain such terms and conditions as the Committee deems advisable. Unless otherwise specified in any Option Agreement, if there is any conflict between the terms and conditions of any Option Agreement and of the Plan, the terms and conditions of the Plan shall control.

     16. Payment. The option exercise price shall be payable upon the exercise of the Option in cash, by check or in shares of Class B Common Stock or, at the discretion of the Board of Directors, by paying in cash, at the minimum, the par value of the shares of Class B Common Stock being acquired and executing a promissory note for the balance of the option exercise price (the "Note"). If shares of Class B Common Stock are tendered as payment of the option exercise price, the value of such shares shall be their fair market value as of the date of exercise. If such tender would result in the issuance of fractional shares of Class B

Common Stock, the Company shall instead return the difference in cash or by check to the employee.

     17. Term of Plan. The Plan shall terminate ten (10) years after the Plan is adopted by the Board of Directors, and no Option shall be granted pursuant to the Plan after their date.

     18. Application of Funds. The proceeds received by the Company from the sale of shares of Class B Common Stock pursuant to the exercise of Options granted under the Plan will be used for general corporate purposes.

     19. Obligation to Exercise Option. The granting of an Option shall impose no obligation on the optionholder to exercise such option.

     20. Continuance of Employment. Neither the Plan nor any Option Agreement shall impose any obligation on the Company or on any subsidiary of the Company to continue the employment of any optionholder, any nothing in the Plan or in any Option Agreement shall confer upon any optionholder any right to continue in the employ of the Company or the subsidiary of the Company or conflict with the right of either to terminate such employment at any time.

     21. Compliance with Securities Laws.

          (a) The Committee may, in its sole discretion, require that at the time an employee elects to exercise an Option, he shall furnish a written statement to the Company that he is acquiring the shares of Class B Common Stock for investment and without a view toward resale or other disposition of such shares.

          (b) The Committee may, in its sole discretion or acquired by law, require that an appropriate restrictive legend be placed upon each stock certificate representing shares of Class B Common Stock purchased by an employee pursuant to the Plan.

     22. Effectiveness of Plan. The Plan shall become effective on the date of its adoption by the Board of Directors, but subject, nevertheless, to (a) approval, within twelve (12) months thereof, by the shareholders representing at least a majority of the voting stock of the Company or by such greater percentage as may from to time be required under the laws of the State of Delaware, and applicable rules or regulations under Rule 16b-3 and (a) such approvals as may be required by any other public authorities.

     23. Tax Matters. All tax consequences under any applicable law which may arise from the grant or exercise of an Option, from the payment for shares of Class B Common Stock covered by an Option, from the resale of shares of Class B Common Stock by an employee or from any other act of the employee in connection therewith shall be borne solely by such employee, and such employee shall indemnify the Company and each of its subsidiaries, and hold them harmless, against and from any liability for any such tax or penalty thereon.

     24. Special Provisions Affecting Employees Resident in Israel. So long as, and to the extent that, the Control Law shall so require, the following provisions shall apply with respect to employees resident in Israel:

          (a) Delivery of certificates representing shares of Class B Common Stock shall be to a bank which is an authorized dealer (or its nominee company) in Israel ("Authorized Dealer") to hold for the benefit of the employee pursuant to the terms of the Plan and any applicable Option Agreement, and in conformity with the requirements of the Controller of Foreign Currency;

          (b) All payments of option exercise price by the employee, to the extent the same are made in currency other than New Israeli Shekels, shall be effected through an Authorized Dealer; and

          (c) The proceeds of any sale or transfer by an employee of shares of Class B Common Stock acquired by him pursuant to the exercise of an Option shall be remitted to Israel, and, to the extent the same were paid in currency other than New Israeli Shekels, shall be deposited with an Authorized Dealer immediately upon receipt thereof, and in all events not later than sixty (60) days after the date at which the certificate representing such shares was delivered to such employee for the resale thereof.